EXHIBIT 99

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz Corporate Communications Director Hutchinson Technology 320-587-1823	Darlene Polzin Investor Relations Director Hutchinson Technology 320-587-1605

HUTCHINSON TECHNOLOGY EXPECTS
FISCAL FOURTH QUARTER EPS OF $0.15 TO $0.20

Fourth Quarter Shipments Exceed Earlier Expectations on Increased Demand

HUTCHINSON, Minn., October 4, 2004 -— Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) said today that it expects to report net income per diluted share of $0.15 to $0.20 on net sales of approximately $122 million for its fiscal fourth quarter ended September 26, 2004. In guidance given in late July, the company had said it expected to report fourth quarter net income per diluted share of breakeven to $0.10 on net sales of $100 to $110 million.

Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said demand growth resumed in the company’s fourth quarter, reversing declines in the previous two quarters. “Our average weekly shipments of suspension assemblies increased by about 50 percent from the start of the fiscal 2004 fourth quarter to the end of the quarter, with total units shipped reaching approximately 149 million,” said Fortun. In its fiscal 2003 fourth quarter, the company shipped 130 million suspension assemblies.

Fortun said the company expects current levels of demand to continue into its fiscal 2005 first quarter. “We currently expect unit shipments for our fiscal 2005 first quarter to range from 160 to 175 million units,” said Fortun. “We believe the increase in unit shipments in the fiscal 2004 fourth quarter and expected shipments for the fiscal 2005 first quarter results primarily from a seasonal increase in demand as well as an increase in volume with specific customers.”

Hutchinson Technology plans to report its results for the fourth quarter and fiscal year on November 1, 2004, after market close, and will provide further information on its fourth quarter performance and fiscal 2005 first quarter outlook at that time.

In its fiscal 2003 fourth quarter, the company reported a net income of $15,352,000, or $0.51 per diluted share, on net sales of $120,998,000. The net profit for the period included an increase to operating income of approximately $2.0 million, or $0.05 per diluted share, resulting from the collection of certain customer accounts that were previously deemed uncollectible.

-more-

2—Hutchinson Technology Expects Fiscal Fourth Quarter EPS of $.15 to $.20

Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

This announcement contains forward-looking statements regarding the company’s results of operations and unit shipments. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of the company’s routine accounting procedures and reviews and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

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